                                                                     EXHIBIT 4.1
                                                                     -----------

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE
OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND
APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD
THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND
APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR
SALE. NOTWITHSTANDING THE FOREGOING BUT SUBJECT TO COMPLIANCE WITH THE
REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, THIS
NOTE (I) MAY BE PLEDGED OR HYPOTHECATED IN CONNECTION WITH A BONA FIDE MARGIN
ACCOUNT OR OTHER LOAN SECURED BY THIS NOTE AND (II) MAY BE TRANSFERRED OR
ASSIGNED TO AN AFFILIATE OF THE HOLDER HEREOF.

                             TAG ENTERTAINMENT CORP.

                               SENIOR SECURED NOTE

NEW YORK, NEW YORK                                                 $1,150,000.00
ISSUE DATE:  MARCH 30, 2005

     FOR VALUE RECEIVED, TAG ENTERTAINMENT CORP., a Delaware corporation (the
"Company"), hereby unconditionally promises to pay to the order of
_________________________, or its permitted successors or assigns (the
"Holder"), the principal sum of ONE MILLION ONE HUNDRED AND FIFTY THOUSAND
DOLLARS ($1,150,000.00) in same day funds, on or before the one (1) year anniversary of the Issue Date (the "Maturity Date"). All payments hereunder shall be made to the Holder unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto.

     The Company has issued this Senior Secured Note (this "Note") pursuant to, and this Note is subject to the terms and conditions of, a certain Securities
Purchase Agreement, dated as of March 30, 2005 (the "Securities Purchase
Agreement"). The Company's obligations hereunder are secured by certain collateral more specifically described in the Security Agreement (as defined in the Securities Purchase Agreement).

     The following additional terms shall apply to this Note:

1.   DEFINITIONS.

     "Board of Directors" means the Company's board of directors.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

     "Common Stock" means the common stock, par value $0.001 per share, of the
Company.

     "Excluded Security" means (i) securities purchased under the Securities
Purchase Agreement; (ii) securities issued upon exercise of the Warrant (as defined in the Securities Purchase Agreement); (iii) shares of Common Stock issuable or issued to (x) employees, consultants or directors from time to time either directly or upon the exercise of options, in such case granted or to be granted by the Board of Directors, pursuant to one or more stock option plans or restricted stock plans or stock purchase plans in effect as of the Issue Date or subsequently approved by the Board of Directors including a majority of the
Company's independent directors (as such term is defined under Rule 4200(a)(15)
of the Nasdaq Market Rules) of the Board of Directors (which majority shall include at least three (3) independent directors), or (y) consultants or vendors pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or issued hereafter, provided such issuances are approved by the Board of
Directors; (iv) any borrowings, direct or indirect, from financial institutions by the Company that are approved by the Board of Directors, including any type of loan or payment evidenced by any type of Debt instrument, provided the value of the equity portion of any such borrowings, including warrants, options or other rights to purchase capital stock and other interests convertible into capital stock of the Company, does not exceed ten percent (10%) of such borrowing; (v) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; (vi) shares of Common Stock
(or other securities convertible or exercisable into shares of Common Stock)
issued in connection with the acquisition by the Company of any corporation or other entity (including, without limitation, the interests in certain limited partnerships of which the Company or a Subsidiary is a general partner) or substantially all of the assets of any corporation or other entity or division thereof, provided, however, that the Company does not receive cash consideration from such acquired entity in connection with any such transaction; (vii) shares of Common Stock issued upon the exercise or conversion of any securities of the
Company outstanding on the Issue Date; and (viii) shares of Common Stock issued to a Person in connection with a joint venture, strategic alliance or other commercial relationship with such Person relating to the operation of the
Company's business the primary purpose of which is not to raise equity capital;
(ix) up to an aggregate of $5,000,000 of Film Vehicle Interests (as defined in the Securities Purchase Agreement).

     "Default Interest Rate" means the lower of twelve percent (12%) and the maximum rate permitted by applicable law.

     "Governmental Authority" means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

     "Issue Date" means the date on which this Note is issued pursuant to the
Securities Purchase Agreement.

     "Liquidation Event" means the (i) institution of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, any of the Company's Subsidiaries or to its or their creditors, as such, or to its or their assets, or (ii) the dissolution or other winding up of the Company or any of the Company's Subsidiaries, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any of the Company's Subsidiaries, or (iv) the
admission, in writing, by the Company of its inability to pay its debts as such debts become due or the failure of the Company generally to pay its debts as they come due.

     "Person" means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company,
Governmental Authority or other entity.

     "Subsequent Placement" means the issuance, sale, exchange, or agreement or obligation to issue, sell or exchange or reserve, or agreement to or set aside for issuance, sale or exchange, (1) any shares of Common Stock, (2) any other equity security of the Company, including without limitation shares of preferred stock, (3) any other security of the Company which by its terms is convertible into or exchangeable or exercisable for any equity security of the Company, or
(4) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such security described in the foregoing clauses (1) through (3);
provided, however, that the issuance or sale, or agreement to issue or sell, an
Excluded Security shall not constitute a Subsequent Placement.

     All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein" and
"hereunder" and words of similar import referring to this Note refer to this
Note as a whole and not to any particular provision of this Note. Any capitalized term used but not defined herein has the meaning specified in the
Securities Purchase Agreement.

2.   INTEREST.

     No interest shall accrue on this Note.

3.   PREPAYMENT.

     (a) This Note may be prepaid, in whole or in part, at any time, without discount or penalty.

     (b) In the event that the Company, at any time or from time to time while this Note remains outstanding, effects a Subsequent Placement, the Company shall, concurrently with the consummation therewith, pay over to the Holder, as a prepayment of the principal of and all other amounts payable under this Note, an amount equal to the lesser of (x) 100% of the net proceeds of such

Subsequent Placement and (y) the sum of the then outstanding principal amount hereof and all other amounts due hereunder.

4.   EVENTS OF DEFAULT.

     (a) Events of Default. Each of the following events shall be deemed an
"Event of Default":

          (i) The Company shall fail to pay when due any amount of principal or other amount payable hereunder;

          (ii) a Liquidation Event occurs or is publicly announced;

          (iii) the Company or, as applicable, the Guarantor (as defined in the
Securities Purchase Agreement) breaches or provides notice of its intent to breach, in a material respect, any material covenant or other material term or condition of this Note (including without limitation any payment obligation thereunder), the Securities Purchase Agreement, Registration Rights Agreement,
the Security Agreement or any other Transaction Document on or before the required delivery date therefor, and such breach continues for a period of five
(5) Business Days following written notice thereof from the Holder;

          (iv) any representation or warranty made by the Company or, as applicable, the Guarantor in this Note, the Securities Purchase Agreement, the
Registration Rights Agreement or any other Transaction Document was inaccurate or misleading in any material respect as of the date such representation or warranty was made; and

          (v) a default occurs or is declared, or any amounts are accelerated, under or with respect to any instrument that evidences Debt of the Company or any of its Subsidiaries in a principal amount exceeding $100,000.

     (b) If any Event of Default shall occur, the Holder may (i) by notice to the Company, declare the entire unpaid principal amount of this Note, and all other amounts payable hereunder, to be forthwith due and payable, whereupon all unpaid principal under this Note and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if an event described in clause (ii) of Section 3(a) hereof shall occur, this Note shall automatically become immediately due and payable.

     (c) Upon the occurrence and during the continuation of an Event of Default, interest shall accrue on the outstanding principal balance of this Note at the
Default Interest Rate until such amount is paid in full. Any interest that accrues at the Default Interest Rate shall be due and payable on the first day of each month.

     (d) The remedies of the Holder in this Note or in the other Transaction
Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together in the Holder's discretion. The
Company agrees to pay all costs of collection with respect to amounts owing under this Note, including, but not limited to, attorneys' fees and expenses.

5.   MISCELLANEOUS.

     (a) Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof.
All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

     (b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

     If to the Company:

     TAG Entertainment Corp.
     9916 South Santa Monica Blvd., 1st Floor
     Beverly Hills, California  90212
     Attn:    Raymond J. Skiptunis
     Tel:     (310) 277-3700
     Fax:     (310) 277-3720

     with a copy to:

     Goldstein & DiGioia, LLP
     45 Broadway, 11th Floor
     New York, New York  10006
     Attn:    Michael A. Goldstein, Esq.
     Tel:     (212) 599-3322
     Fax:     (212) 557-029

     If to the Investor:

     Satellite Strategic Finance Associates, LLC
     c/o Satellite Advisors, L.L.C.
     623 Fifth Avenue, 20th Floor
     New York, New York 10022
     Tel:     212-209-2000
     Fax:     212-209-2021

     With a copy to:

     Duval & Stachenfeld LLP
     300 East 42nd Street

     New York, New York 10017
     Attn:    Robert L. Mazzeo, Esq.
     Tel:     212-883-1700
     Fax:     212-883-8883

Either party may from time to time designate by notice delivered in accordance with this Section 5(b), specify a different address for notices, demands and requests hereunder.

     (c) Amendments. No amendment, modification or other change to, or waiver of any provision of, this Note may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

     (d) Transfer of Note. The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge)
to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new note identical in all respects to this Note, in the name of such transferee. The
Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

     (e) Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the
Company, and upon surrender and cancellation of the Note, if mutilated, the
Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

     (f) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

     (g) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The
Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.

     (h) Usury. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the
Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior

interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

                           [Signature Page to Follow]

     IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

TAG ENTERTAINMENT CORP.

By:
   --------------------------------
   Name: Steve Austin
   Title: Chief Executive Officer